Exhibit 99.1

ERT Reports Fourth Quarter and Full Year 2011 Operating Results

•	Record revenues of $52.3 million for the fourth quarter and $184.9 million for the full year 2011

•	GAAP diluted net income per share of $0.09 for the fourth quarter / Non-GAAP diluted net income per share of $0.14 for the fourth quarter

•	Record bookings of $82.5 million for the fourth quarter / $303.5 million for full year 2011

•	2012 guidance for revenue of $195 to $203 million / GAAP diluted net income per share of between $0.40 and $0.48 / Non-GAAP diluted net income per share of between $0.45 and $0.53

PHILADELPHIA, February 27, 2012 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERT—News) a global technology-driven provider of health outcomes research services and customizable medical devices to biopharmaceutical sponsors and contract research organizations (CROs),announced results today for the fourth quarter and fiscal year ended December 31, 2011. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results for 2010 include the seven months’ results related to the acquisition of CareFusion Research Services (RS or German operations) that was completed on May 28, 2010.

This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangibles and other assets, acquisition and other costs related to the RS acquisition, an investment impairment and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”

Financial Highlights for the Fourth Quarter of 2011

•	Net revenues were $52.3 million for the fourth quarter of 2011 compared to $48.1 million for the third quarter of 2011 and $44.9 million a year ago.

•

GAAP gross margin percentage was 40.9% in the fourth quarter of 2011 compared to 41.5% for the third quarter of 2011 and 43.9% a year ago. Non-GAAP gross margin percentage was 44.9% in the fourth quarter of 2011 compared to 45.5% for the third quarter of 2011 and 49.0% a year ago. The GAAP and Non-GAAP gross margin percentage decline year over year was due to higher costs associated with the ramp up of our German operations to meet customer study deliverables, integration related activities and additions to inventory reserves.

•

GAAP operating income margin percentage was 12.1% in the fourth quarter of 2011 compared to 10.9% for the third quarter of 2011 and 11.6% a year ago. Non-GAAP operating income margin percentage was 16.2% in the fourth quarter of 2011 compared to 14.9% for the third quarter of 2011 and 18.5% a year ago.

•

GAAP net income was $4.5 million, or $0.09 per diluted share, in the fourth quarter of 2011 compared to $4.3 million, or $0.09 per diluted share, in the third quarter of 2011 and $4.1 million, or $0.08 per diluted share, a year ago. Impacting GAAP net income is a $0.7 million charge recorded in other expense, net for an investment impairment of marketable securities that we received in connection with the sale of our former EDC operations in 2009. Non-GAAP net income was $6.9 million, or $0.14 per diluted share, in the fourth quarter of 2011 compared to $5.6 million, or $0.11 per diluted share, in the third quarter of 2011 and $6.1 million, or $0.12 per diluted share, a year ago.

•	Cash flow from operations was $19.5 million in the fourth quarter of 2011, compared to $9.2 million in the third quarter of 2011 and $17.1 million a year ago.

•	Cash and short-term investments totaled $39.0 million at December 31, 2011 compared to $30.4 million at December 31, 2010.

•	New bookings were $82.5 million in the fourth quarter of 2011 compared to $78.4 million for the third quarter of 2011 and $58.9 million a year ago.

•	The gross book-to-bill ratio was 1.6 in the fourth quarter of 2011 compared to 1.6 in the third quarter of 2011 and 1.3 a year ago.

•

Backlog was $357.4 million at December 31, 2011 compared to $343.8 million at September 30, 2011 and $302.9 million at December 31, 2010. The annualized cancellation rate was 16.8% in the fourth quarter of 2011 compared to 14.6% in the third quarter of 2011 and 16.6% a year ago.

Financial highlights for the full year of 2011

•

Net revenues were $184.9 million for the year ended December 31, 2011 compared to $141.0 million for the year ended December 31, 2010. Revenues from our German operations were $87.9 million for the year ended December 31, 2011 and $47.2 million from the date of acquisition to December 31, 2010.

•

GAAP gross margin percentage was 41.0% for the year ended December 31, 2011 compared to 47.8% for the year ended December 31, 2010. Non-GAAP gross margin percentage was 45.2% for the year ended December 31, 2011 compared to 51.7% for the year ended December 31, 2010.

•

GAAP operating income margin percentage was 10.5% for the year ended December 31, 2011 compared to 11.1 % for the year ended December 31, 2010. Non-GAAP operating income margin percentage was 14.8% for the year ended December 31, 2011 compared to 19.2% for the year ended December 31, 2010.

•

GAAP net income was $13.7 million, or $0.28 per diluted share, for the year ended December 31, 2011 compared to $9.9 million, or $0.20 per diluted share, for the year ended December 31, 2010. Non-GAAP net income was $20.0 million, or $0.41 per diluted share, for the year ended December 31, 2011 compared to $18.4 million, or $0.37 per diluted share, for the year ended December 31, 2010.

•	Cash flow from operations was $42.5 million for the year ended December 31, 2011 compared to $35.9 million for the year ended December 31, 2010.

•	New bookings were $303.5 million for the year ended December 31, 2011 compared to $212.2 million for the year ended December 31, 2010.

“We are pleased with the Company’s results, which include record revenues and bookings for the fourth quarter and full year,” commented Dr. Jeffrey Litwin, President and CEO of ERT. “This is the first quarter our bookings have ever exceeded $80 million and it marks the fourth consecutive quarter of more than $70 million in bookings. Bookings growth was driven by sustained strength in both our cardiac safety and respiratory solutions. Our continued growth shows that our message, outlining the benefits of centralization, along with the ability to purchase high quality cardiac safety, respiratory and ePRO services from one vendor is resonating with our clients.”

“We enter 2012, having completed the integration of our German operations and we launched our next generation platform, EXPERT 3 in January 2012,” continued Dr. Litwin. “EXPERT 3 unifies our core offerings onto a single software platform with a unified portal technology. It provides meaningful increases in capacity and should drive efficiencies while providing additional value to our clients as we progress through 2012. We also launched Master Scope 32, our new laptop based platform for use at our investigator sites in support of all of our business lines.”

2012 Guidance

The Company issued guidance for the full year of 2012. ERT expects net revenues of between $195 million and $203 million for 2012. ERT expects GAAP diluted net income per share to be between $0.40 and $0.48 for 2012 and non-GAAP diluted net income per share to be between $0.45 and $0.53 for the same period.

For the first quarter ending March 31, 2012, ERT expects net revenues of between $46 million and $49 million, GAAP diluted net income per share to be between $0.07 and $0.10 and non-GAAP diluted net income per share to be between $0.08 and $0.11.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs which are related to the RS acquisition and in 2011 an other-than-temporary impairment of marketable securities that we received in connection with the sale of our former EDC operations in 2009, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the RS acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition and the other-than-temporary impairment charge as costs that do not recur on a regular basis.

ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates for 2011 because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its recent acquisition of RS, and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income, primarily as a result of the acquisition costs and the other-than-temporary impairment charge not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.

Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, development of budgets and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s recent acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures, and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.

Conference Call

Dr. Litwin, the Company’s President and CEO, and Mr. Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EST on February 27, 2012. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 10010375. This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the link at http://www.videonewswire.com/event.asp?id=85360. The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.

ERT (www.ert.com) is a global technology-driven provider of health outcomes research services and customizable medical devices supporting biopharmaceutical sponsors and contract research organizations (CROs) to achieve their drug development and healthcare objectives. ERT harnesses leading technology coupled with unrivaled processes and scientific expertise to collect, analyze, and report on clinical data to support the determination of health outcomes critical to the approval, labeling and reimbursement of pharmaceutical products. ERT is the acknowledged industry leader in centralized cardiac safety and respiratory efficacy services and also provides electronic Patient Reported Outcomes (ePRO) and outcomes assessments for multiple modalities across all phases.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate any future acquisitions; competitive factors in the market for our centralized services; changes in the bio-pharmaceutical and healthcare industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-312-0502

eResearchTechnology, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Net revenues:
Services	$26,257	$27,703	$85,718	$99,289
Site support	18,643	24,588	55,274	85,633

Total net revenues	44,900	52,291	140,992	184,922

Costs of revenues:
Cost of services	14,241	14,738	43,403	56,063
Cost of site support	10,951	16,170	30,212	53,056

Total costs of revenues	25,192	30,908	73,615	109,119

Gross margin	19,708	21,383	67,377	75,803

Operating expenses:
Selling and marketing	4,237	4,604	16,064	17,888
General and administrative	8,329	8,115	30,607	31,011
Research and development	1,912	2,314	5,089	7,397

Total operating expenses	14,478	15,033	51,760	56,296

Operating income	5,230	6,350	15,617	19,507
Foreign exchange gains (losses)	311	751	(956)	171
Other expense, net	(58)	(862)	(239)	(1,256)

Income before income taxes	5,483	6,239	14,422	18,422
Income tax provision	1,363	1,712	4,551	4,694

Net income	$4,120	$4,527	$9,871	$13,728

Net income per share:
Basic	$0.08	$0.09	$0.20	$0.28
Diluted	$0.08	$0.09	$0.20	$0.28

Shares used in computing net income per share:
Basic	48,867	49,241	48,808	49,129
Diluted	49,274	49,265	49,190	49,289

eResearchTechnology, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	September 30,	September 30,
	December 31, 2010	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$30,343	$38,928
Short-term investments	50	50
Investment in marketable securities	648	405
Accounts receivable less allowance for doubtful accounts of $515 and $207, respectively	37,236	41,617
Inventory	4,698	8,863
Prepaid income taxes	1,988	4,451
Prepaid expenses and other	4,393	4,270
Deferred income taxes	3,431	3,605

Total current assets	82,787	102,189

Property and equipment, net	42,615	53,272
Goodwill	71,637	72,915
Intangible assets	17,187	10,711
Deferred income taxes	—	724
Other assets	609	557

Total assets	$214,835	$240,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,136	$7,412
Accrued expenses	16,162	16,230
Income taxes payable	—	986
Deferred revenues	11,670	13,544

Total current liabilities	34,968	38,172

Deferred rent	2,368	2,411
Deferred income taxes	3,703	7,946
Long-term debt	21,000	21,000
Other liabilities	2,141	1,162

Total liabilities	64,180	70,691

Stockholders' equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,460,782 and 60,838,449 shares issued, respectively	605	608
Additional paid-in capital	100,441	104,189
Accumulated other comprehensive (loss) income	(1,545)	44
Retained earnings	131,037	144,765
Treasury stock, 11,589,603 and 11,596,966 shares at cost, respectively	(79,883)	(79,929)

Total stockholders' equity	150,655	169,677

Total liabilities and stockholders' equity	$214,835	$240,368

eResearchTechnology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	September 30,	September 30,
	Year Ended December 31,
	2010	2011
Operating activities:
Net income	$9,871	$13,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,751	26,192
Cost of sales of equipment	1,158	21
Share-based compensation	2,717	2,989
Deferred income taxes	(651)	3,394
Investment impairment charge	—	749
Loss on disposal of equipment	—	1,686
Changes in operating assets and liabilities:
Accounts receivable	(7,091)	(4,458)
Inventory	(1,265)	(1,854)
Prepaid expenses and other	476	(799)
Accounts payable	4,131	(144)
Accrued expenses	8,054	561
Income taxes	(687)	(1,503)
Deferred revenues	(358)	1,889
Deferred rent	(179)	37

Net cash provided by operating activities	35,927	42,488

Investing activities:
Purchases of property and equipment	(21,746)	(33,701)
Purchases of investments	(999)	—
Proceeds from sales of investments	10,731	—
Payments for acquisitions	(82,789)	(117)

Net cash used in investing activities	(94,803)	(33,818)

Financing activities:
Proceeds from long-term debt	23,000	—
Repayment of long-term debt	(2,000)	—
Proceeds from exercise of stock options	229	774
Stock option income tax impact	55	(78)
Repurchase of common stock for treasury	—	(46)

Net cash provided by financing activities	21,284	650

Effect of exchange rate changes on cash	(1,044)	(735)

Net (decrease) increase in cash and cash equivalents	(38,636)	8,585
Cash and cash equivalents, beginning of period	68,979	30,343

Cash and cash equivalents, end of period	$30,343	$38,928

eResearchTechnology, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

(in thousands, except per share amounts)

(unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2011	December 31, 2011	December 31, 2010	December 31, 2011
Net revenues	$44,900	$48,083	$52,291	$140,992	$184,922

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$19,708	$19,955	$21,383	$67,377	$75,803
Amortization of acquired intangibles and other assets	2,288	1,926	1,832	5,572	7,606
Acquisition and integration related costs	—	—	259	—	259

Non-GAAP gross margin	$21,996	$21,881	$23,474	$72,949	$83,668

Non-GAAP gross margin percentage	49.0%	45.5%	44.9%	51.7%	45.2%

Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$5,230	$5,233	$6,350	$15,617	$19,507
Amortization of acquired intangibles and other assets	2,288	1,926	1,832	5,572	7,606
Acquisition and integration related costs	800	—	309	5,939	309

Non-GAAP operating income	$8,318	$7,159	$8,491	$27,128	$27,422

Non-GAAP operating income margin percentage	18.5%	14.9%	16.2%	19.2%	14.8%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$4,120	$4,327	$4,527	$9,871	$13,728
Amortization of acquired intangibles and other assets	2,288	1,926	1,832	5,572	7,606
Acquisition and integration related costs	800	—	309	5,939	309
Investment impairment	—	—	749	—	749
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(1,123)	(611)	(551)	(2,969)	(2,417)

Non-GAAP net income	$6,085	$5,642	$6,866	$18,413	$19,975

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.08	$0.09	$0.09	$0.20	$0.28
Amortization of acquired intangibles and other assets	0.05	0.03	0.03	$0.11	0.15
Acquisition and integration related costs	0.01	—	0.01	$0.12	0.01
Investment impairment	—	—	0.02	—	0.02
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.02)	(0.01)	(0.01)	$(0.06)	(0.05)

Non-GAAP diluted net income per share	$0.12	$0.11	$0.14	$0.37	$0.41

Shares used in computing diluted net income per share	49,274	49,311	49,265	49,190	49,289
Assumed effective tax rate—Non-GAAP	29.0%	27.0%	27.0%	29.0%	27.0%

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ending March 31, 2012		Ending December 31, 2012
	Low Range	High Range	Low Range	High Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.07	$0.10	$0.40	$0.48
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.02	0.02	0.07	0.07
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.01)	(0.02)	(0.02)

Non-GAAP estimate of diluted net income per share	$0.08	$0.11	$0.45	$0.53